FOR IMMEDIATE RELEASE	NEWS
March 8, 2016	NYSE MKT: GORO

GOLD RESOURCE CORPORATION REPORTS 2015 $3.1M NET INCOME AND FIVE CONSECUTIVE YEARS OF PROFITABILITY; PROVIDES 2016 PRODUCTION OUTLOOK

COLORADO SPRINGS – March 8, 2016 – Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) today announced it remained profitable during the precious metal bear market of 2015 reporting $3.1 million in net income and its fifth consecutive year of profitability. The Company also confirmed its previously announced 2015 annual mill production of 29,644 gold ounces and 2,506,337 silver ounces for 63,963 precious metal gold equivalent ounces (at a realized 73.1:1 silver-to-gold ratio). The Company announced its 2016 precious metal Outlook targeting a plus or minus 5 percent production range consisting of 26,000 ounces gold and 1.9 million ounces silver. Gold Resource Corporation is a gold and silver producer with operations in Oaxaca, Mexico and exploration in Nevada, USA. The Company has returned $108 million to shareholders in monthly dividends since commercial production began July 1, 2010, and offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery.

2015 Annual  Highlights

•	$3.1 million net income, or $0.06 per share
•	$92.7 million net sales
•	29,644 gold ounces produced
•	2,506,337 silver ounces produced
•	63,963 precious metal gold equivalent ounces produced (73.1:1 realized silver-to-gold ratio)
•	61,095 precious metal gold equivalent ounces sold
•	1,310 tonnes copper, 4,174 tonnes lead and 13,900 tonnes zinc production
•	$517 total cash cost per precious metal gold equivalent ounce
•	$1,013 all in annual sustaining cash cost per ounce (“AISC”); Q4 AISC reduced to $891 per ounce
•	$12.8 million cash and cash equivalents
•	$3.0 million physical gold and silver bullion treasury
•	$6.5 million annual dividends paid, or $0.12 per share
•	$108 million total dividends paid over 65 consecutive monthly distributions
•	Continued high-grade Arista and Switchback vein system intercepts in Mexico
•	Acquired Gold Mesa option doubling Nevada, U.S.A. exploration land position

2015 Aguila Project Overview

“Although 2015 proved to be another difficult and challenging year for both precious metals and precious metal producers, I am very proud that Gold Resource Corporation not only overcame many challenges, but delivered its fifth consecutive year of profitability, four of which were in bear markets,” stated Gold Resource Corporation CEO and President, Mr. Jason Reid. “While we watched several industry peers declare bankruptcy during 2015’s tough and volatile metal market, our Company posted annual net income of $3.1 million or $0.06 per share, returned $6.5 million back to our shareholders through dividends, and continued to invest in the Company’s future growth in Mexico and Nevada. We accomplished this without raising money and without going into debt. Though our Company performed well during the year given the circumstances, overall 2015 was difficult with precious metal prices under continued downward pressure which required occasional drastic action and modifications to our budget and business plan to adjust to the falling metals market. It is these difficult years that challenge companies to become leaner and more efficient, which positions them to survive and prosper during the next precious metal bull market to come.”

For the year ended December 31, 2015, the Company sold 61,095 precious metal gold equivalent ounces at a total cash cost of $517 per gold equivalent ounce. Realized 2015 average sales prices were $1,156 per ounce gold and $15.82 per ounce silver. The Company recorded revenues of $92.7 million, mine gross profit of $30.3 million, and net income of $3.1 million, or $0.06 per share. Base metal production generated $34.2 million in revenue for 2015.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure. Please see "Management's Discussion and Analysis and Results of Operation" contained in the Company’s most recent Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

Below are certain key operating statistics for our La Arista underground mine for 2015 and 2014:

Production and Sales Statistics - Arista Underground Mine

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Milled
Tonnes Milled	113,436	91,830	413,626	375,623
Tonnes Milled per Day (1)	1,350	1,068	1,220	1,111
Grade
Average Gold Grade (g/t)	2.36	3.30	2.47	3.21
Average Silver Grade (g/t)	169	290	203	296
Average Copper Grade (%)	0.42	0.50	0.40	0.43
Average Lead Grade (%)	1.37	1.75	1.37	1.57
Average Zinc Grade (%)	4.73	4.95	4.04	4.21
Recoveries
Average Gold Recovery (%)	89	91	90	92
Average Silver Recovery (%)	93	92	93	92
Average Copper Recovery (%)	80	79	80	78
Average Lead Recovery (%)	71	80	74	77
Average Zinc Recovery (%)	86	85	83	83
Mill production (before payable metal deductions) (2)
Gold (ozs.)	7,684	8,865	29,644	35,552
Silver (ozs.)	573,726	790,738	2,506,337	3,297,204
Copper (tonnes)	382	363	1,310	1,254
Lead (tonnes)	1,103	1,282	4,174	4,555
Zinc (tonnes)	4,600	3,856	13,900	13,195
Payable metal sold
Gold (ozs.)	7,430	6,026	29,424	25,872
Silver (ozs.)	542,892	827,386	2,312,985	2,998,685
Copper (tonnes)	361	388	1,238	1,139
Lead (tonnes)	982	1,270	3,857	4,208
Zinc (tonnes)	3,810	3,450	11,478	10,833
Average metal prices realized (3)
Gold ($ per oz.)	1,091	1,169	1,156	1,260
Silver ($ per oz.)	14.95	15.07	15.82	18.48
Copper ($ per tonne)	4,716	6,480	5,226	6,770
Lead ($ per tonne)	1,636	1,927	1,718	2,088
Zinc ($ per tonne)	1,545	2,181	1,836	2,200
Precious metal gold equivalent ounces produced (mill production) (2)(4)
Gold Ounces	7,684	8,865	29,644	35,552
Gold Equivalent Ounces from Silver	7,864	10,192	34,319	48,351
Total Precious Metal Gold Equivalent Ounces	15,548	19,057	63,963	83,903
Precious metal gold equivalent ounces sold (4)
Gold Ounces	7,430	6,026	29,424	25,872
Gold Equivalent Ounces from Silver	7,441	10,664	31,671	43,973
Total Precious Metal Gold Equivalent Ounces	14,871	16,690	61,095	69,845
Total cash cost (before by-product credits) per precious metal gold equivalent ounce sold (including royalties) (5)	$1,170	$1,298	$1,076	$1,025
Total cash costs, after by-product credits, per precious metal gold equivalent ounce sold (including royalties) (5)	$551	$550	$517	$449

(1)Based on actual days the mill operated during the year.

(2)Mill production represents metal contained in concentrates produced at the mill, which is before payable metal deductions are levied by the buyer of our concentrates. Payable metal deduction quantities are defined in our contracts with the buyer of our concentrates and represent an estimate of metal contained in the concentrates produced at our mill which the buyer cannot recover through the smelting process. There are inherent limitations and differences in the sampling method and assaying of estimated metal contained in concentrates that are shipped, and those contained metal estimates are derived from sampling methods and assaying throughout the mill production process. The Company monitors these differences to ensure that precious metal mill production quantities are materially correct.

(3)Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

(4)For the twelve months ended December 31, 2015, precious metal gold equivalent mill production differs from gold equivalent ounces sold due principally to buyer (smelter) concentrate processing and other deductions of approximately 2,868 gold equivalent ounces and a decrease in gold equivalent ounces contained in ending inventory of approximately 677 ounces.

(5)For a reconciliation of this non-GAAP measure to total mine cost of sales, which is the most comparable U.S. GAAP measure, please see Non-GAAP Measures.

2016 Production Outlook

In 2016, the Company is targeting production (with ranges based on plus or minus 5%) of approximately 26,000 ounces gold, 1.9 million ounces silver, 1,100 tonnes copper, 3,200 tonnes lead and 12,900 tonnes zinc. The target range was estimated based on the Company’s 2016 mine plan, the area of the deposit scheduled to be mined during the upcoming year and the estimated grade fluctuations.

In response to the continued bear market and challenging gold and silver prices, in 2016 the Company remains focused on mining tonnes based on net smelter return “NSR” values per tonne of all metals to maximize cash flow. The Company will continue to focus on overall margin from all metals and less specifically on precious metal ounces. Base metal production generally results in lower production costs per tonne and per ounce when used as a credit against precious production costs. The Company targets sufficient precious and base metal production in 2016 to support its plans for capital expenditures, exploration, dividends, taxes and future growth with a focus on increasing future gold and silver production when higher precious metal prices return.

Mr. Reid continued, “I am optimistic the recent upward turn in precious metals during the first months of 2016 may be indicative of a better year ahead for precious metals and the industry. Having said that, we are preparing the Company for another challenging year to come in the precious metal space as reflected in our December 2015 decrease in monthly dividend distributions and our lean 2016 operating budgets. As we prepare for the worst and hope for the best in 2016, it is our charge to not only survive what could be another difficult year ahead, but to do so once again at a profit which is exceptional for this industry right now. When a sustained bull market ultimately returns, we look forward to the potential options of bigger budgets, better outlooks and increased dividends.”

2016 Proven & Probable Reserve Update

The Company recently updated its Proven and Probable Reserve Report as of December 31, 2015 in which it replaced the tonnes mined during 2015 along with a small increase in reserve tonnage, maintaining a mine life in excess of three years at the Arista deposit, depending on future production levels. For additional details on the updated reserve report, please view the press release dated March 8, 2016. The updated reserve report will be available on the Company’s website.

Project Update

A primary goal in 2015 was the continued development of the Arista underground mine to provide increased tonnage to the Aguila mill. During 2015 the Company mined 12 separate veins between levels 4 and 20, with the bulk of production coming from the 15 to 19 levels. In 2015, the Company averaged 1,220 tonnes per day milled or 413,626 tonnes for the year, a 10% increase over 2014 tonnages of 1,111 tonnes per day or 375,623 tonnes per year. The nominal design capacity at the Aguila mill is 1,500 tonnes per day.

Arista’s primary decline ramp development has now passed level 21 and stopes are being developed on multiple levels. Infill and step-out drilling continues to expand the mineralized horizon at Arista with continued plans to drill vein extensions along strike, at depth and parallel to the main deposit.

Arista mine development plans in 2016 include the completion of a second drift from the Arista vein system to the Switchback vein system, located approximately seven levels (140 meters) below the first drift driven to Switchback in 2015 from the fourteen level. Construction of this second drift to Switchback began in mid-January with a goal to complete it during the third quarter of 2016, development advancement timing dependent on drift progression, rock competency, and potential water courses that may be encountered during development. Once the second drift reaches Switchback, multiple levels are planned for development between these two drifts followed by preparation of ore blocks for future bulk tonnage mining.

Exploration Program

The highlight of 2015’s exploration program was the continued drilling and discovery of additional Arista Mine veins like the Viridiana vein at the Arista vein system and the Soledad and Sofia veins at the Switchback vein system, which now totals 27 veins and structures.

A total of two exploration drills are currently in operation at the Company’s Oaxaca Mining Unit, both underground at the Arista deposit. The main exploration focus for 2016 continues to be the extensions of the Arista vein system and the Switchback vein system, both polymetallic epithermal vein systems which remain open along strike and at depth. The Company has budgeted approximately $2.1 million for exploration at its Oaxaca Mining Unit for 2016.

In 2015, the Company acquired the Gold Mesa property option which more than doubled its Nevada Mining Unit exploration land position. Gold Mesa is located approximately seventeen miles southwest of the Company’s Radar and Goose properties in the Walker Lane Mineral Belt, which is well known for its significant high-grade gold and silver production.  Gold Mesa, Radar and Goose are currently held for exploration purposes and the Company believes there is excellent potential for discovery of both bulk tonnage replacement-type and bonanza-grade vein-type gold deposits, similar to other gold deposits historically mined in the Paradise Peak and Goldfield districts of Nevada. The Company plans to begin its first drill campaign at the Gold Mesa property during the first half of 2016 subject to permit timing and drill contractor availability. The Company anticipates spending approximately $0.8 million on exploration in Nevada during 2016, primarily for surface drilling on the Gold Mesa property.

Dividends

On December 28, 2015 the Company announced the Board of Directors modified its monthly dividend, decreasing it from 1 cent per share per month (or 12 cents per year) to 1/6 of a cent per share per month (or 2 cents per year). Multiple factors for the decrease included continued weakness in precious and base metal commodity prices, future flexibility to advance corporate strategies and reallocation of capital to include the new Gold Mesa property. Having returned $108 million to shareholders as of the end of 2015 demonstrates the Company’s commitment to shareholder dividends.

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital. The Company has 100% interest in six potential high-grade gold and silver properties at its producing Oaxaca, Mexico Mining Unit and exploration properties at its Nevada, USA, Mining Unit. The Company has 54,266,706 shares outstanding, no warrants, no long term debt and has returned $108 million back to shareholders since commercial production commenced July 1, 2010. Gold Resource Corporation offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery. For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com

See Accompanying Tables

The following information summarizes Gold Resource Corporations financial condition at December 31, 2015 and 2014, its results of operations including the years ended December 31, 2015, 2014 and 2013, and its cash flows for the years ended December 31, 2015, 2014 and 2013. The summary data for the years ended December 31, 2015 and 2014 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2015, but do not include the footnotes and other information that is included in the complete financial statements. Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

GOLD RESOURCE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share amounts)

	December 31,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$12,822	$27,541
Gold and silver bullion	2,988	3,447
Accounts receivable	321	1,416
Inventories	8,753	7,295
IVA taxes receivable	1,332	575
Income tax receivable	3,794	-
Prepaid expenses and other current assets	2,608	2,935
Total current assets	32,618	43,209
Property, plant and mine development, net	51,637	32,348
Deferred tax assets	21,064	26,197
Investments in equity securities	231	2,620
Other non-current assets	985	1,609
Total assets	$106,535	$105,983
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,600	$3,892
Accrued expenses and other current liabilities	2,140	3,923
Capital lease obligations	842	1,498
Income taxes payable	-	2,079
Mining royalty taxes payable	230	2,088
Dividends payable	90	542
Total current liabilities	14,902	14,022
Capital lease obligations	-	834
Reclamation and remediation liabilities	2,815	2,993
Total liabilities	17,717	17,849
Shareholders' equity:
Preferred stock - $0.001 par value, 5,000,000 shares authorized:
no shares issued and outstanding	-	-
Common stock - $0.001 par value, 100,000,000 shares authorized:
54,603,104 and 54,266,706 shares issued and outstanding, respectively, at December 31, 2015 and 54,515,767 and 54,179,369 shares issued and outstanding, respectively, at December 31, 2014	55	55
Additional paid-in capital	96,766	93,094
Accumulated (deficit) / retained earnings	(948)	2,040
Treasury stock at cost, 336,398 shares	(5,884)	(5,884)
Accumulated other comprehensive loss	(1,171)	(1,171)
Total shareholders' equity	88,818	88,134
Total liabilities and shareholders' equity	$106,535	$105,983

GOLD RESOURCE CORPORATION

CONSOLIDATED STATEMENTS OF NET INCOME AND COMPREHENSIVE INCOME

for the years ended December 31, 2015, 2014 and 2013

(U.S. dollars in thousands, except share and per share amounts)

	Year ended December 31,
	2015	2014	2013

Sales, net	$92,701	$115,405	$125,784
Mine cost of sales:
Production costs	54,362	60,241	65,022
Depreciation and amortization	7,974	4,293	2,392
Reclamation and remediation	42	-	112
Total mine cost of sales	62,378	64,534	67,526
Mine gross profit	30,323	50,871	58,258
Costs and expenses:
General and administrative expenses	10,254	12,336	16,260
Exploration expenses	7,150	6,947	9,470
Facilities and mine construction	-	-	22,198
Total costs and expenses	17,404	19,283	47,928
Operating income	12,919	31,588	10,330
Other expense, net	(2,466)	(322)	(1,355)
Income before income taxes	10,453	31,266	8,975
Provision for income taxes	7,391	16,230	3,641
Net income	$3,062	$15,036	$5,334
Other comprehensive income:
Currency translation gain	-	-	7
Comprehensive income	$3,062	$15,036	$5,341
Net income per common share:
Basic	$0.06	$0.28	$0.10
Diluted	$0.06	$0.28	$0.10
Weighted average shares outstanding:
Basic	54,186,547	54,119,095	53,255,259
Diluted	54,259,312	54,620,332	55,299,475

GOLD RESOURCE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 2015, 2014 and 2013

(U.S. dollars in thousands)

	Year ended December 31,
	2015	2014	2013

Cash flows from operating activities:
Net income	$3,062	$15,036	$5,334
Adjustments to reconcile net income to net cash from operating activities:
Deferred income taxes	5,133	3,771	(3,196)
Depreciation, depletion and amortization	9,097	4,551	2,626
Stock-based compensation	3,472	4,951	7,617
Other operating adjustments	2,999	330	1,588
Changes in operating assets and liabilities:
Accounts receivable	1,095	891	4,368
Inventories	(555)	(231)	(32)
Prepaid expenses and other current assets	233	930	(5,127)
Accounts payable and other accrued liabilities	3,357	(2,832)	(548)
Mining and income taxes payable/receivable	(7,721)	10,256	(5,756)
Other noncurrent assets	(2)	-	-
Net cash provided by operating activities	20,170	37,653	6,874
Cash flows from investing activities:
Capital expenditures	(26,685)	(17,898)	(6,703)
Investments	-	(1,805)	(231)
Purchases of gold and silver bullion	-	-	(1,050)
Proceeds from the conversion of gold and silver bullion	37	-	1,316
Proceeds from sale of building	-	1,763	-
Proceeds from sale of subsidiary, net of distributions	-	1,291	-
Other investing activities	(92)	32	-
Net cash used in investing activities	(26,740)	(16,617)	(6,668)
Cash flows from financing activities:
Dividends paid	(6,502)	(6,494)	(25,514)
Proceeds from exercise of stock options	-	100	645
Proceeds from equipment financing	-	-	4,501
Repayment of capital leases	(1,501)	(1,469)	(645)
Net cash used in financing activities	(8,003)	(7,863)	(21,013)
Effect of exchange rate changes on cash and cash equivalents	(146)	(605)	-
Net (decrease) increase in cash and cash equivalents	(14,719)	12,568	(20,807)
Cash and cash equivalents at beginning of period	27,541	14,973	35,780
Cash and cash equivalents at end of period	$12,822	$27,541	$14,973
Supplemental Cash Flow Information
Interest expense paid	$78	$149	$102
Income and mining taxes paid	$9,514	$939	$14,328